LACLEDE GAS COMPANY
720 OLIVE STREET
ST. LOUIS, MISSOURI 63101
MARK C. DARRELL
SENIOR VICE PRESIDENT
GENERAL COUNSEL
Exhibit 5.1

September 23, 2008

Laclede Gas Company
720 Olive Street
St. Louis, Missouri 63101

Re:          SEC Registration Statement on Form S-3 (File No. 333-141439)

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Laclede Gas Company, a Missouri corporation (the “Company”), and have acted in that capacity in connection with the authorization of the possible issuance and sale from time to time by the Company of certain securities ofthe Company, including first mortgage bonds, as contemplated by the Company’s Registration Statement on Form S-3 (File No. 333-141439) (the “Registration Statement”).

On September 18, 2008, the Company issued and sold the Company’s First Mortgage Bonds, 6.35% Series due October 15, 2038 (the “Bonds”).  The Bonds were issued under the Mortgage and Deed of Trust dated as of February 1, 1945, as amended and supplemented by all supplemental indentures thereto, the latest of which is the Thirtieth Supplemental Indenture dated as of September 15, 2008, between UMB Bank & Trust, n.a. (successor to Mississippi Valley Trust Company), as trustee, and the Company.

I advise you that in my opinion the Bonds have been duly authorized and legally issued and, under Missouri law, constitute binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to the use of my name and the making of the statements with respect to me in the Registration Statement and the related Prospectus Supplement, dated September 18, 2008.

Very truly yours,

/s/ Mark C. Darrell